EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Arctic Products Ltd., a company registered in England and Wales

BMAC Ltd., a company registered in England and Wales

British Syphon Industries Ltd., a company registered in England and Wales

Catalina Industries, Inc. (formerly Dana Lighting, Inc.), a Florida corporation

Catalina International Ltd., a company registered in England and Wales

Catalina Lighting Canada (1992), Inc., a Quebec corporation

Catalina Merchandising, Inc., a Florida corporation

Go-Gro Industries, Limited, a Hong Kong company

Catalina Asia Limited (formerly Go-Gro Limited), a Hong Kong company

Graystone Ring Ltd., a company registered in England and Wales

Grove Products (Caravan Accessories) Ltd., a company registered in England and Wales

Jiadianbao Electrical Products Company (Shenzhen) Co., Limited (“JES”), a Chinese wholly-owned foreign entity

Hovekey Ltd., a company registered in England and Wales

Lancer Products Ltd., a company registered in England and Wales

Lighten Point Corporation Europe Ltd., a company registered in England and Wales

Marshall’s Universal Ltd., a company registered in England and Wales

Newton Mill Ltd., a company registered in England and Wales

PH Products Ltd., a company registered in England and Wales

Ring Group Ltd., a company registered in England and Wales

Ring Lamp Company Ltd., a company registered in England and Wales

Ring Limited, a company registered in England and Wales

Ring Parts Ltd., a company registered in England and Wales

Van-Line Ltd., a company registered in England and Wales